Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports First Quarter Results; Raises Full Year Guidance

•	Company delivered first quarter 2019 earnings per diluted share of $0.61 and non-GAAP earnings per diluted share of $0.62, both of which are above $0.59 per diluted share in the prior year

•	Consolidated same store sales for the first quarter were flat, which was near the high-end of Company expectations and represents another quarter of sequential improvement

•	Company raises its full year 2019 earnings per diluted share guidance to $3.20 to 3.40, up from the previous range of $3.15 to 3.35

•	Company repurchased $107 million of common stock during the first quarter

PITTSBURGH, May 29, 2019 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the first quarter ended May 4, 2019.

First Quarter Results

The Company reported consolidated net income for the first quarter ended May 4, 2019 of $57.5 million, or $0.61 per diluted share. The Company reported consolidated net income for the first quarter ended May 5, 2018 of $60.1 million, or $0.59 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the first quarter ended May 4, 2019 of $58.4 million, or $0.62 per diluted share. First quarter 2019 non-GAAP results exclude a non-cash asset impairment and the settlement of a litigation contingency. The GAAP to non-GAAP reconciliation is included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliation."

Net sales for the first quarter of 2019 increased 0.6% to approximately $1.92 billion. Consolidated same store sales were flat. First quarter 2018 consolidated same store sales decreased 2.5%, adjusted for the calendar shift due to the 53rd week in fiscal 2017, which the Company believes is the best view of its business.

“We were pleased with our start to 2019, delivering higher merchandise margins and first quarter earnings per diluted share above last year. Same store sales turned positive in March and remained positive in April, as we started to see the benefits of our key strategies and investments," said Edward W. Stack, Chairman and Chief Executive Officer. “We are very enthusiastic about our business and are pleased to increase our full year earnings outlook."

“During the first quarter, we made great progress in executing against our strategic priorities and investments as we remain focused on improving the in-store and online experience for our athletes and driving productivity improvements across our business," added Lauren R. Hobart, President. "As we continue to build the best omni-channel experience in sporting goods, we see significant opportunity to drive competitive advantage in the marketplace and strengthen our leadership position."

Omni-channel Development

eCommerce sales for the first quarter of 2019 increased 15%. eCommerce penetration for the first quarter of 2019 was approximately 13% of total net sales, compared to approximately 11% during the first quarter of 2018.

In the first quarter, the Company opened one new Golf Galaxy store, relocated one DICK'S Sporting Goods store, and closed two DICK'S Sporting Goods stores. As of May 4, 2019, the Company operated 727 DICK'S Sporting Goods stores in 47 states, with approximately 38.6 million square feet, 95 Golf Galaxy stores in 32 states, with approximately 2.0 million square feet, and 35 Field & Stream stores in 16 states, with approximately 1.7 million square feet.

Store count, square footage and new stores are listed in a table later in the release under the heading "Store Count and Square Footage."

Balance Sheet

The Company ended the first quarter of 2019 with approximately $92.4 million in cash and cash equivalents and approximately $369.5 million in outstanding borrowings under its revolving credit facility. Over the course of the last 12 months, the Company continued to invest in omni-channel growth, while returning over $414 million to shareholders through share repurchases and quarterly dividends.

Total inventory increased 16.2% at the end of the first quarter of 2019 as compared to the end of the first quarter of 2018. This planned increase was due primarily to strategic investments to support key growth categories.

Capital Allocation

On May 24, 2019, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.275 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on June 28, 2019 to stockholders of record at the close of business on June 14, 2019.

During the first quarter of 2019, the Company repurchased approximately 2.97 million shares of its common stock at an average cost of $36.15 per share, for a total cost of $107.3 million. As of May 4, 2019, the Company has approximately $326 million remaining under its authorization that extends through 2021.

During the first three weeks of the second quarter, the Company repurchased additional shares of its common stock for a total cost of $78.5 million. As of May 24, 2019, the Company has approximately $248 million remaining under its authorization.

Full Year 2019 Outlook

•
Based on an estimated 91.5 million diluted shares outstanding, the Company currently projects earnings per diluted share to be approximately $3.20 to 3.40. The Company's earnings per diluted share guidance includes approximately $30 million of net investments in business transformation initiatives. The Company reported earnings per diluted share of $3.24 for the 52 weeks ended February 2, 2019.

•
Consolidated same store sales are currently expected to be slightly positive to an increase of 2%, compared to a 3.1% decrease in 2018. The Company expects to deliver positive consolidated same store sales beginning in the second quarter.

•
The Company expects to open seven new DICK'S Sporting Goods stores and relocate three DICK'S Sporting Goods stores in 2019. The Company also expects to open two new Golf Galaxy stores and relocate one Golf Galaxy store in 2019. Six of the new stores are expected to open during the third quarter.

•
In 2019, the Company anticipates capital expenditures to be approximately $230 million on a gross basis and approximately $200 million on a net basis. In 2018, capital expenditures were $198 million on a gross basis and $170 million on a net basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the first quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately twelve months.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, and net capital expenditures, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond our control. Our future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, including 2019 outlook for earnings and sales; our expectation that we will deliver positive quarterly comp sales beginning in the second quarter; our investments in business transformation initiatives; anticipated store openings and store relocations; capital expenditures; and share repurchases and dividends.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes in consumer discretionary spending; our eCommerce platform not producing the anticipated benefits within the expected time-frame or at all; risks relating to our private brands and new retail concepts; investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all; the amount that we devote to strategic investments and the timing and success of those investments; the integration of strategic acquisitions being more difficult, time-consuming, or costly than expected; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and our ability to identify new trends and have the right trending products in our stores and on our website; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with our eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with our information systems; factors affecting our vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, our Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars; weather-related disruptions and seasonality of our business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect our actual results, see our risk factors set forth in our filings with the Securities and Exchange Commission ("SEC"), including our most recent Annual Report filed with the SEC on March 29, 2019. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of May 4, 2019, the Company operated 727 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering scheduling, communications and live scorekeeping through its GameChanger mobile apps, free league management services, custom uniforms and fan wear and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400
Media Relations:
(724) 273-5552 or press@dcsg.com
###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	May 4, 2019	% of Sales(2)	May 5, 2018	% of Sales(2)

Net sales	$1,920,677	100.00%	$1,909,719	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	1,356,868	70.65	1,349,350	70.66

GROSS PROFIT	563,809	29.35	560,369	29.34

Selling, general and administrative expenses	487,158	25.36	470,328	24.63
Pre-opening expenses	578	0.03	2,709	0.14

INCOME FROM OPERATIONS	76,073	3.96	87,332	4.57

Interest expense	3,081	0.16	2,656	0.14
Other (income) expense	(6,738)	(0.35)	886	0.05

INCOME BEFORE INCOME TAXES	79,730	4.15	83,790	4.39

Provision for income taxes	22,205	1.16	23,705	1.24

NET INCOME	$57,525	3.00%	$60,085	3.15%

EARNINGS PER COMMON SHARE:
Basic	$0.62		$0.59
Diluted	$0.61		$0.59

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	92,887		101,384
Diluted	94,388		102,153

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	May 4, 2019	May 5, 2018	February 2, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$92,423	$104,599	$113,653
Accounts receivable, net	52,382	67,225	37,970
Income taxes receivable	4,435	4,018	6,135
Inventories, net	2,142,022	1,842,897	1,824,696
Prepaid expenses and other current assets	148,442	144,827	139,944
Total current assets	2,439,704	2,163,566	2,122,398

Property and equipment, net	1,478,910	1,644,388	1,565,271
Operating lease assets	2,484,660	—	—
Intangible assets, net	128,563	134,979	130,166
Goodwill	250,476	250,476	250,476
Other assets:
Deferred income taxes	12,858	11,842	13,243
Other	116,823	114,163	105,595
Total other assets	129,681	126,005	118,838
TOTAL ASSETS	$6,911,994	$4,319,414	$4,187,149

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$932,055	$791,646	$889,908
Accrued expenses	320,603	302,985	364,342
Operating lease liabilities	367,768	—	—
Income taxes payable	38,772	29,698	20,142
Deferred revenue and other liabilities	196,190	188,226	230,247
Total current liabilities	1,855,388	1,312,555	1,504,639
LONG-TERM LIABILITIES:
Revolving credit borrowings	369,500	280,100	—
Long-term operating lease liabilities	2,683,561	—	—
Deferred income taxes	8,073	17,190	11,776
Other long-term liabilities	169,437	811,359	766,573
Total long-term liabilities	3,230,571	1,108,649	778,349
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	668	754	693
Class B common stock	245	246	245
Additional paid-in capital	1,220,543	1,185,522	1,214,287
Retained earnings	2,478,129	2,262,552	2,455,192
Accumulated other comprehensive loss	(139)	(100)	(120)
Treasury stock, at cost	(1,873,411)	(1,550,764)	(1,766,136)
Total stockholders' equity	1,826,035	1,898,210	1,904,161
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,911,994	$4,319,414	$4,187,149

The Company adopted ASU 2016-02, "Leases (Topic 842)", and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	13 Weeks Ended
	May 4, 2019	May 5, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$57,525	$60,085
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, amortization, and other	66,024	56,666
Deferred income taxes	(720)	1,557
Stock-based compensation	11,907	11,666
Changes in assets and liabilities:
Accounts receivable	(15,433)	(2,463)
Inventories	(317,326)	(112,332)
Prepaid expenses and other assets	(7,983)	(4,815)
Accounts payable	22,531	19,958
Accrued expenses	(43,100)	(39,322)
Income taxes payable / receivable	20,330	19,637
Deferred construction allowances	16,387	5,734
Deferred revenue and other liabilities	(32,294)	(35,470)
Net cash used in operating activities	(222,152)	(19,099)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(46,882)	(49,349)
Net cash used in investing activities	(46,882)	(49,349)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	635,300	692,800
Revolving credit repayments	(265,800)	(412,700)
Payments on other long-term debt and finance lease obligations	(1,330)	(1,333)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	213	—
Minimum tax withholding requirements	(5,859)	(3,919)
Cash paid for treasury stock	(107,305)	(107,917)
Cash dividend paid to stockholders	(27,012)	(23,728)
Increase (decrease) in bank overdraft	19,616	(71,387)
Net cash provided by financing activities	247,823	71,816
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(19)	(22)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(21,230)	3,346
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	113,653	101,253
CASH AND CASH EQUIVALENTS, END OF PERIOD	$92,423	$104,599

Store Count and Square Footage

The store that opened during the first quarter of 2019 is as follows:

Store	Market	Concept
Carolina Place, NC	Charlotte	Golf Galaxy

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2019			Fiscal 2018
	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total
Beginning stores	729	129	858	716	129	845
Q1 New stores	—	1	1	8	—	8
Closed stores	2	—	2	—	—	—
Ending stores	727	130	857	724	129	853

Relocated stores	1	—	1	2	—	2

Square Footage:
(in millions)

	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total (2)
Q1 2018	38.4	3.7	42.1
Q2 2018	38.7	3.7	42.3
Q3 2018	38.8	3.6	42.4
Q4 2018	38.6	3.6	42.2
Q1 2019	38.6	3.6	42.2

(1)
Includes the Company's Golf Galaxy, Field & Stream and other specialty concept stores. In some markets we operate DICK'S Sporting Goods stores adjacent to our specialty concept stores on the same property with a pass-through for customers. We refer to this format as a "combo store" and include combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of May 4, 2019, the Company operated 24 combo stores.

(2)	Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATION - UNAUDITED
(Dollars in thousands, except per share amounts)

	13 Weeks Ended May 4, 2019

	Selling, general and administrative expenses	Income before income taxes	Net income (3)	Earnings per diluted share
GAAP Basis	$487,158	$79,730	$57,525	$0.61
% of Net Sales	25.36%	4.15%	3.00%
Non-cash asset impairment (1)	(7,623)	7,623	5,641
Litigation contingency settlement (2)	6,411	(6,411)	(4,744)
Non-GAAP Basis	$485,946	$80,942	$58,422	$0.62
% of Net Sales	25.30%	4.21%	3.04%

(1)	Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.

(2)	Settlement of a previously accrued litigation contingency.

(3)	The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	13 Weeks Ended
	May 4, 2019	May 5, 2018
	(dollars in thousands)
Gross capital expenditures	$(46,882)	$(49,349)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	16,387	5,734
Construction allowance receipts	—	—
Net capital expenditures	$(30,495)	$(43,615)